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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 12b-25
                          NOTIFICATION OF LATE FILING
                                 (Check One)

 __ Form 10-K and Form 10-KSB __ Form 20-F  ___ Form 11-K    X   Form 10-Q
                       and Form 10-QSB  ___ Form N-SAR

                 For Period Ended:   December 31, 1995
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended:____________________________

   READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION


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Full Name of Registrant


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Former Name if Applicable

                              Shop at Home, Inc.
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Address of Principal Executive Office (STREET AND NUMBER)

                      5210 Schubert Road, P.O. Box 12600
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City, State and Zip Code

                             Knoxville, TN  37912
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PART II - RULES 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 X       (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

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 X       (b)     The subject annual report, semi-annual report, transition
                 report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [Amended in Release No. 34-26589(Par. 72,435), effective April 12, 1989, 54 F.R.
                 10306.]

 __      (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-f, 11-K, 10-Q and Form 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed period. [Amended in Release No. 34-26589(Par. 72,435), effective April 12,1989, 54 F.R. 10306; and Release
No. 34-30968 (Par. 72,439), effective August 13, 1992, 57 F.R. 36442].
                                                 (Attach Extra Sheets if Needed)

The Company has recently converted its order-entry processing system. The conversion process has resulted in discrepancies between shipping and revenue records. We were unable to make the necessary reconciliation and resultant changes to the Company's financial statements in time to submit such financial statements in the Company's 10-Q for the Quarter Ended December 31, 1995, by the required filing date. The Company expects to file the 10-Q no later than Monday, February 19, 1996.

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PART IV - OTHER INFORMATION
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(1)      Name and telephone number of person to contact in regard to this notification:

                Joseph Nawy                423                  688-0300
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                  (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s).
         X   Yes   __ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?    __ Yes    X  No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

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                              Shop at Home, Inc.
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                  Name of Registrant as specified in charter

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date February 14, 1996    BY:  Joseph Nawy, Vice President - Finance
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INSTRUCTION:  This form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.